EXHIBIT 99.1

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Reports First Quarter of 2005 Revenue and Net Income Increase Over Prior Quarter and
Year Ago Quarter

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., April 27, 2005 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record finished disk shipments of 22.2 million units, net income of $18.5 million, and diluted earnings per share of $0.59 on $140.3 million of revenue for the first quarter of 2005.

First quarter 2005 revenue, net income and earnings per share increased over the prior quarter. Fourth quarter 2004, finished disk shipments were 19.8 million units, net income was $15.8 million, and diluted earnings per share was $0.51 on $131.2 million of revenue.

Revenue, net income and diluted earnings per share in the first quarter of 2004 were $123.6 million, $18.0 million and $0.61, respectively. The first quarter of 2004 included 14 weeks compared to 13 weeks in all other quarters of 2004 and 2005.

T.H. Tan, Komag’s chief executive officer stated, “Overall demand for our products from all four of our major drive customers was very strong throughout the first quarter of 2005, leading to a 7% increase in revenue from the prior quarter, which was higher than previously expected. This strong revenue growth and record level of disk shipments resulted in a 17% increase in net income from the prior quarter. In addition, we increased our cash balance from $104.1 million to $116.5 million during the first quarter of 2005.”

First Quarter Review

Sales to Maxtor, Hitachi Global Storage Technologies, Western Digital and Seagate accounted for 35%, 25%, 19% and 16% of total revenue in the first quarter of 2005, respectively. Finished disk shipments for desktop and consumer electronics applications together represented 94% of Komag’s first quarter 2005 unit shipment volume. The remaining finished disk shipments in the first quarter of 2005 were disks for high-end server drives.

High capacity 3.5 inch advanced disks at 100GB and greater represented approximately 18% of Komag’s total finished disk shipments in the first quarter. These disks are primarily targeted for multi-platter consumer applications. These rapid growing applications include PVR, DVR, HDTV, external storage and other home entertainment devices.

Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, was 12% of total sales in the first quarter of 2005. Komag is the world’s largest hard disk substrate manufacturer. Disk substrates are primarily produced for internal use in the manufacture of finished disks. However, the high quality of the Company’s substrates has led to increased external market opportunities.

Business Outlook

“Based on continuing strong market demand from each of our major customers, total revenue for the second quarter of 2005 could be comparable to or up to 10% higher than the first quarter of 2005. Net margin is expected to be in the range of 13% to 15%. During the first quarter of 2005, we were able to increase our overall finished disk capacity from 24 million disks per quarter to 25 million a quarter, based on upgrading and improving the efficiency of some of our equipment. Due to the current strong market demand, we are working on further equipment efficiency and upgrade projects to increase finished disk capacity to approximately 26 million per quarter during 2005. In order to increase finished disk and related substrate capacity and continue to ramp new production processes, we have increased our capital spending plan to approximately $85 million to $90 million for 2005.”

“We are excited about the potential market growth opportunities for digital storage in traditional desktop and enterprise market segments, as well as the near-line storage applications and rapidly growing consumer applications. We are continuing to focus on maintaining a low cost manufacturing structure, providing advanced technology products and strengthening our customer relationships to provide value to our customers, to grow our business and provide financial returns to our shareholders,” said Mr. Tan.

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities            Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the expectation that revenue in the second quarter of 2005 will be comparable to or up to 10% higher than the first quarter of 2005, the Company’s expectation that net margin will be 13%-15% in the second quarter of 2005, the Company’s ability to increase capacity during 2005, the Company’s capital spending plan of $85-$90 million in 2005, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in the market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, a change in the currency exchange rate for the Malaysian ringgit, continued customer demand and the impact of demand variation on factory utilization, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	April 3, 2005	January 2, 2005	April 4, 2004
Net Sales	$140,275	$131,229	$123,585
Cost of Sales	105,212	100,838	86,656

Gross Profit	35,063	30,391	36,929
Gross Profit %	25.0%	23.2%	29.9%
Research, Development, and Engineering Expense	11,155	10,398	11,622
Selling, General, and Administrative Expense	5,535	4,795	5,354
Gain on Disposal of Assets	(389)	(398)	(190)

Operating Income	18,762	15,596	20,143
Interest Income	750	520	281
Interest Expense	(441)	(432)	(1,862)
Other Income (Expense), Net	(28)	(9)	(50)

Income before Income Taxes	19,043	15,675	18,512
Provision for (Benefit from) Income Taxes	516	(75)	539
Net Income	$18,527	$15,750	$17,973

Net Income %	13.2%	12.0%	14.5%
Basic Net Income per Share	$0.66	$0.56	$0.68

Diluted Net Income per Share	$0.59	$0.51	$0.61 (1)

Basic Shares Outstanding	28,261	27,975	26,307

Diluted Shares Outstanding	32,313	31,875	29,778 (1)

(1)	Previously reported diluted earnings per share for quarterly periods in 2004 have been adjusted to reflect the Emerging Issues Task Force (EITF) Issue No. 04-08 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF 04-08 became effective during the fourth quarter of 2004. Accordingly, diluted shares have been adjusted to include 3.0 million shares of common stock issuable upon conversion of the Company’s $80.5 million 2.0% subordinated convertible notes. For the first quarter of 2004, reported diluted earnings per share have been adjusted from $0.65 to $0.61.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	April 3, 2005	January 2, 2005
ASSETS	(Unaudited)	(NOTE 1)
Cash, Cash Equivalents and Short-term Investments	$116,511	$104,110
Net Receivables	85,655	79,213
Inventories	41,982	35,815
Prepaid Expenses and Deposits	831	1,815

Total Current Assets	244,979	220,953
Property, Plant and Equipment, Net	212,103	205,642
Other Intangible Assets, Net	581	1,523
Other Assets	2,939	2,977

TOTAL ASSETS	$460,602	$431,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade Accounts Payable	$55,853	$43,082
Other Liabilities	14,154	19,887

Total Current Liabilities	70,007	62,969
Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	640	—
Common Stock	254,137	242,241
Deferred Stock-Based Compensation	(8,685)	(91)
Retained Earnings	64,003	45,476

TOTAL STOCKHOLDERS’ EQUITY	309,455	287,626

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$460,602	$431,095

NOTE 1: The Consolidated Balance Sheet at January 2, 2005 was derived from the audited financial statements.